Exhibit 10.2

AMENDMENT TO

RESTRICTED STOCK UNIT AGREEMENTS

This AMENDMENT TO RESTRICTED STOCK UNIT AGREEMENTS (this “Amendment”) dated July 17, 2015 is by and between Career Education Corporation, a Delaware corporation (the “Company”), and Ronald McCray (the “Grantee”).

The Company and the Grantee are parties to (i) a Restricted Stock Unit Agreement dated March 6, 2015 relating to an award of 250,000 stock-settled restricted stock units granted pursuant to the Career Education Corporation 2008 Incentive Compensation Plan, as amended (the “Plan”), and (ii) a Restricted Stock Unit Agreement dated March 6, 2015 relating to an award of 11,324 cash-settled restricted stock units granted outside of the Plan (collectively, the “McCray Award Agreements”).

The Company and the Grantee hereby amend the McCray Award Agreements by deleting the Exhibit A attached thereto in the entirety and replacing such deleted exhibits with the Exhibit A attached to this Amendment.

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first written above.

CAREER EDUCATION CORPORATION

/s/ Jeffrey D. Ayers
Jeffrey D. Ayers
Senior Vice President, General Counsel and Corporate Secretary

GRANTEE

/s/ Ronald McCray
Ronald McCray

Exhibit 10.2

Exhibit A

Performance Criteria and Payout Scale

Actual 2015 EBITDA as a percentage of Targeted EBITDA(1)	Percent of Eligible RSUs to become Vested Shares pursuant to Section 3(b)
100%	100%
80%	60%
60%	30%
<60%	0%

Straight line interpolation between points.

(1) “Actual 2015 EBITDA” shall be the EBITDA at the corporate organizational level determined in accordance with, and used for purposes of determining the EBITDA Performance Factor under, the Amended and Restated 2015 Annual Incentive Award Program pursuant to the Plan (the “AIP”). “Targeted EBITDA” shall have the meaning set forth in the AIP with respect to the Company (and its affiliates).